Exhibit A

                            CARNIVAL CORPORATION

                    AUTOMATIC DIVIDEND REINVESTMENT PLAN

                OFFERING UP TO 150,000 SHARES OF COMMON STOCK

   The provisions of the Carnival Corporation Automatic Dividend Reinvestment Plan (the "Plan") are set forth below in question and answer format. The Plan was approved by the Board of Directors of the Corporation on October 9, 1995, and became effective as of October 9, 1995. The Corporation has initially reserved 150,000 shares of authorized and unissued Common Stock for issuance under the Plan. All shares of Class A Common Stock issued and to be issued by the Corporation pursuant to the Plan have been or will be, when issued, fully paid and nonassessable.

1. WHAT IS THE PLAN?

   The Plan provides that the Corporation's eligible owners of Class A Common Stock may reinvest their cash dividends automatically in shares of Class A Common Stock, par value $.01 per share ("Common Stock").

2. WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE ITS ADVANTAGES?

   The Plan offers a convenient and economical way for holders of record of the Corporation's Common Stock to increase their ownership of shares of Common Stock without incurring brokerage commissions or service charges and without having to pay full dealer mark-ups, if any. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan.

   To the extent that shares purchased under the Plan are purchased from the Corporation from its authorized and unissued shares of Common Stock, the Corporation will use the proceeds of the sale for general corporate purposes.

3. WHO ADMINISTERS THE PLAN AND WHAT REPORTS WILL PARTICIPANTS RECEIVE CONCERNING THE PLAN?

   First Union National Bank of North Carolina (the "Agent"), a bank unaffiliated with the Corporation, will administer the Plan. The Agent arranges for the custody of share certificates, keeps records, sends statements of account to participants, and makes purchases of shares of Common Stock under the Plan for the account of participants. The Agent will send each participant a statement of his or her account under the Plan as soon as practicable following each purchase of shares of Common Stock. Each statement will show (a) any dividends credited; (b) plan shares purchased and fractional shares allocated; (c) the cost per share of the purchased shares and fractional shares; (d) the number of whole shares for which certificates have been issued, if any; and (e) the beginning and ending balances of whole shares and fractional shares. The Agent will also provide Plan participants with copies of any amendments to the Plan and any Prospectuses relating to the Plan together with information for reporting dividend income for federal income tax purposes. The Agent will also serve as custodian of shares purchased under the Plan to protect participants from loss, theft or destruction of stock certificates.

   All inquiries, notices, requests and other communications by participants concerning the Plan should be sent to the Agent at:

                 First Union National Bank of North Carolina
                         Shareholder Services Group
                       230 South Tryon Street, NC1153
                    Charlotte, North Carolina 28288-1153

   Participants may also contact the Agent by telephone at 1-800-829-8432.

   Participants are required to promptly notify the Agent in writing of any change of address. Notices or statements from the Agent may be given or made by letter addressed to the participant at his or her last address of record with the Agent and any such notice or statement shall be deemed given or made when received by the participant or 5 days after mailing, whichever occurs earlier.

   The Corporation reserves the right to assume the administration of the Plan at any time and without prior notice to Plan participants. In the event the Agent should resign or otherwise cease to act as an agent or as custodian of shares under the Plan, the Corporation will make such other arrangements as it deems appropriate for administration of the Plan and the custody of shares purchased under the Plan.

4. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

   Any shareholder owning of record shares of Common Stock is eligible to participate in the Plan. Participation in the Plan is entirely voluntary. If any shareholder owns stock which is registered in a name other than his or her own, such as in the name of a broker, bank nominee or trustee, and wishes to participate in the Plan, it will be necessary for him or her to withdraw his or her shares from "street name" or other registration and register the stock in his or her own name.

5. HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

   Any eligible shareholder may participate in the Plan at any time by completing an authorization card and returning it to the Agent. The authorization card authorizes the Agent to establish an account for the participant. In addition, the authorization card will direct the Agent to apply cash dividends on all shares of Common Stock owned of record by the participant, or on such lesser number of shares of Common Stock as may be designated by the participant, and all cash dividends on all shares of Common Stock credited to his or her account under the Plan, to the purchase of shares of Common Stock. If an authorization card is received later than the record date for a cash dividend, the dividend will be paid to the participant in cash and participation in the Plan will begin as of the next dividend payment date.

   The dividend record date set by the Corporation has been generally about fourteen days prior to the dividend payment date. Dividends have historically been paid on approximately the fourteenth day of March, June, September and December; however, such dates are subject to change at the discretion of the Corporation's Board of Directors. A new authorization card, decreasing or increasing the amount of stock subject to the Plan, may be submitted at any time.

   In all cases, an authorization card must be signed by, or on behalf of, all owners of record. When shares are held by joint tenants, all should sign. When an authorization card is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the notification is signed must be specified. An authorization card of a corporate or other organizational owner should be signed by an authorized officer or other official, identified as such.

6. WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

   Shares purchased under the Plan will come from the authorized and unissued shares of the Common Stock or from shares purchased on the open market by the Agent, as determined by the Corporation. Any market purchases may be in negotiated transactions, but prices may not exceed current market prices at the time of purchase.

   Neither the Corporation nor the Agent shall have any liability to participants in connection with the timing of purchases, the price at which shares of the Common Stock are purchased, or the failure to make purchases at any time in order to comply with statutory, regulatory or other legal restrictions.

   With respect to any open market purchases made under the Plan, the Agent will have full discretion as to all matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day, the time of day, the price paid for such shares, the markets in which such shares are to be purchased (including on any securities exchange or in the over-the-counter market) and the persons (including brokers or dealers) from or through whom such purchases are made.

7. WHEN WILL FUNDS BE INVESTED UNDER THE PLAN?

   If shares are purchased from the Corporation, the purchases will be made on the dividend payment date and such shares will be credited to participants accounts on the dividend payment date. If shares are to be purchased in the open market, the Agent is to use its best efforts to apply all funds received by it to the purchase of shares within 30 days of the receipt of such funds from the Corporation, subject to any applicable requirements under the federal securities laws relating to the timing and manner of purchases of Common Stock under the Plan. Any funds not used within 30 days of their receipt by the Agent to buy shares of Common Stock will be returned to participants. No interest shall be paid to the participant on any funds credited to his or her account.

8. WHAT IS THE PURCHASE PRICE OF THE SHARES?

   If the Common Stock is purchased from the Corporation, the price per share of Common Stock purchased with participant's cash dividends will be the closing price for the Common Stock on the New York Stock Exchange Composite Tape on the dividend payment date, as reported in The Wall Street Journal or other authoritative source. In the event there are no trades in the Common Stock on such date, the purchase price shall be the closing price on the most recent date preceding the dividend payment date, as reported in The Wall Street Journal or other authoritative source. The price per share for open market purchases will be the weighted average price paid by the Agent for all shares of Common Stock purchased by it for participants in the Plan through negotiation with the seller. No share of Common Stock will be purchased at a price in excess of current market prices at the time of purchase.

9. HOW MANY SHARES OF COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

   The number of shares to be purchased depends on the amount of the participant's dividends and the price paid for the Common Stock. In making purchases for the participant's account, the Agent will pool the participant's funds with those of other participants. If funds received on behalf of a participant are insufficient to buy a full share (or shares) the Agent will credit the participant's account with a fractional share computed to four decimal places.

10.     ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

   The Corporation shall either pay directly or reimburse the Agent for the expenses of administering the Plan, including, but not limited to, the costs of printing and distributing Plan literature to record holders of Common Stock and forwarding proxy solicitation materials to participants. Participants will not be responsible for payment of any brokerage commissions or fees or service charges in connection with the purchase of shares under the Plan whether their shares are newly issued or purchased on the open market.

   Any costs incurred as a result of a participant's request to sell shares of stock in his or her account pursuant to Section 12 or 13 shall be borne by the participant. Such costs shall include, but not be limited to, brokerage commissions.

   The Corporation has authorized the Agent to process all purchases and sales through First Union Discount Brokerage Service, an affiliate of the Agent. First Union Discount Brokerage Service has agreed to process all purchases and sales of Common Stock for the Plan on a non-profit basis and will charge the Corporation fees only to the extent necessary to cover costs incurred by First Union Discount Brokerage Service in effecting such transactions. No minimum fees will be applied to any transaction by First Union Discount Brokerage Service.

11.     WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED?

   Normally, certificates for shares purchased under the Plan will not be issued to participants. Instead, shares purchased for each participant will be credited to his or her account under the Plan and held for safety and convenience by the Agent, as custodian. Shares credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. However, either the Corporation or a participant (by written notice to the Agent) may elect to have certificates for any number of full shares credited to the participant's account furnished to the participant without affecting his or her participation in the Plan. No certificates will be issued for fractional shares.

12.     HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

   A participant may withdraw from the Plan at any time by notifying the Agent in writing. If a participant's request to withdraw is received by the Agent at least five (5) days before a dividend record date, the amount of the dividend which would have otherwise been applied for purchase of Common Stock on the related dividend payment date and all subsequent dividends will be paid in cash to the withdrawing participant unless he or she re-enrolls in the Plan. If the request is received less than five (5) days before or after the record date but before the dividend payment date, shares will be purchased for the participant's account and, as a result, the procedure outlined below for delivery of certificates, sale of shares and cash payments will be followed.

   When a participant withdraws from the Plan, a certificate for whole shares credited to his or her account under the Plan will be issued to the participant. The participant will receive a cash payment for any fractional share.

   Generally, it will require ten days to two weeks from the time notice of withdrawal is received by the Agent until share certificates are mailed to a participant. A longer time is required if the notice is received between a dividend record date and the dividend payment date.

   Notice of a participant's death also constitutes notice of withdrawal from the Plan. Settlement will be made to the participant's duly appointed personal legal representative after the satisfaction of any applicable requirements of law.

   An eligible shareholder may again become a participant at any time following his or her withdrawal by following the procedures then in effect for enrollment in the Plan.

13.     HOW AND WHEN MAY A PARTICIPANT SELL SHARES HELD IN THE PLAN?

   Any participant may sell some or all of his or her shares in the Plan either by directing the Agent to sell the shares or through the participant's broker. If the participant elects to direct the Agent to sell the shares, the participant shall provide the Agent with an authorization form directing such a sale, specifying the number of shares to be sold. As soon as practicable after the receipt of the authorization form, the Agent will sell the shares and remit the net proceeds of the sale (the total sales price of all shares sold less the costs of the sale, including brokerage commissions) to the participant.

   If the participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after the receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's account under the Plan, unless other instructions are received in writing. Generally, it will require ten days to two weeks from the time a request is received by the Agent until shares certificates are mailed to a participant. A longer time is required if the request is received between a dividend record date and the dividend payment date.

   A participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Common Stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant.

14. WHAT HAPPENS IF THE CORPORATION ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

   Stock dividends in the form of Common Stock or split shares distributed by the Corporation on shares of Common Stock held by the Agent for a participant will be credited to the participant's Plan Account.
Certificates for stock dividends and split shares distributed on shares of Common Stock registered in the name of the participant will be mailed directly to the participant. In the event of a subscription rights offering or a dividend in the form of stock other than Common Stock, such rights or such stock will be mailed directly to a participant in the Plan in the same manner as to holders of Common Stock not participating in the Plan.

15.     WHO VOTES THE SHARES HELD IN THE PLAN?

   The Agent will forward, as soon as practicable, any proxy solicitation materials to each participant. If the proxy is returned to the Agent on a timely basis and properly signed, the Agent will vote the whole and fractional shares credited to the participant's account in accordance with the instructions given or, if no instructions are given, in accordance with the recommendations of the Corporation's management. If the signed proxy is not returned, returned unsigned or returned late, the shares credited to the participant's account will not be voted.

16. WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF COMMON STOCK ACQUIRED THROUGH THE PLAN?

   Participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan. The reinvestment of cash dividends does not relieve the participant of any income tax payable on such dividends. Each year a participant will receive from the Agent all required Internal Revenue Service Federal income tax statements which reflect the dividends paid on shares of Common Stock registered in the participant's name and the dividends paid on the participant's credited shares of Common Stock under the Plan. The Agent's statements of a participant's Plan account should be retained by the participant to help determine the tax basis of shares of Common Stock acquired through the Plan.

   As a general matter, participants who are citizens or residents of the United States will be taxed by the United States on dividends reinvested under the Plan in the following manner:

        (1) Participants will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the greater of (i) the cash dividend payable on account of the participant's shares or (ii) the fair market value on the dividend payment date of the Common Stock purchased with reinvested dividends. The tax basis and a participant's income attributable to Common Stock purchased with reinvested dividends will be equal to the amount of such dividend, increased by the participant's pro rata share of brokerage fees paid by the Corporation, if any (see Section 10).

        (2) A participant's holding period for Common Stock acquired pursuant to the Plan will begin on the day following the purchase of such Common Stock (see Section 7).

        (3) A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant's account, either upon the participant's request for the certificates or upon withdrawal from or termination of the Plan.

        (4) A participant will realize gain or loss when whole shares of Common Stock are sold or exchanged, whether such shares are sold by the Agent pursuant to the participant's request upon the participant's withdrawal from the Plan, or by the participant after withdrawal from or termination of the Plan, and, in the case of a fractional share, when the participant receives a cash payment for a fractional share credited to the participant's account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for the whole shares or fractional share and the tax basis of the whole shares or fractional share.

   The Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

   Because Federal tax laws change constantly and dividends reinvested pursuant to the Plan may be subject to taxes imposed by the participant's state of residence, participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan, including the application of Federal, State, Local and Foreign tax laws.


17. HOW ARE PARTICIPANTS WHO ARE NEITHER UNITED STATES CITIZENS OR RESIDENTS TAXED ON DIVIDENDS REINVESTED IN THE PLAN?

   Dividends paid by the Corporation to shareholders that are neither
United States citizens nor tax residents and gain recognized upon the sale of Common Stock by such individuals will not be subject to United States Federal income tax unless included as effectively connected income. Certain individuals who are not otherwise residents of the United States may be considered tax residents depending on their individual circumstances and applicable treaty rules. Participants in doubt as to their status for this purpose are urged to consult their tax advisors.

   The Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

18.     WHAT ARE THE RISKS IN PARTICIPATION IN THE PLAN?

   Each participant assumes all risks inherent in any stock purchase with respect to Common Stock purchased under the Plan, whether or not a certificate for the Common Stock has been issued to the participant. A participant has no guarantee against a decline in the price or value of the Common Stock, and the Corporation assumes no obligation to repurchase any shares purchased under the Plan. A participant has all the rights of any other owner of the Common Stock with respect to the whole shares of Common Stock held for him under the Plan.

19.     WHAT IS THE RESPONSIBILITY OF THE CORPORATION AND AGENT UNDER THE PLAN?

   Neither the Corporation nor the Agent shall be liable in administering the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate the participant's Plan Account upon such participant's death prior to receipt of notice in writing of such death; (2) with respect to the prices at which shares of Common Stock are purchased or sold for the participant's Plan Account and the time when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a participant might have under the Securities Exchange Act of 1934 or other applicable State securities laws); and (3) for any fluctuations in the market price after purchase or sale of shares of Common Stock.

20.     WHO INTERPRETS AND REGULATES THE PLAN?

   The Board of Directors of the Corporation reserves the right to interpret and regulate the Plan. The Board of Directors may adopt rules, regulations and procedures to resolve matters not specifically covered by the Plan.

21.     MAY THE PLAN BE AMENDED OR DISCONTINUED?

   The Board of Directors of the Corporation may suspend, amend, or terminate the Plan at any time upon 30 days' written notice to the participants and to the Agent setting forth the effective date of the suspension, amendment, or termination. The Board of Directors of the Corporation, with the consent of the Agent, may also terminate or amend the Plan at any time effective immediately upon notice to the participants in order to correct any noncompliance of the Plan with any applicable law. Any suspension, amendment, or termination, however, shall not affect any participant's interest in the Plan which has accrued prior to the date of the suspension, amendment, or termination.

   In the event of termination of the Plan, the Agent shall issue to each participant, as soon as practicable, certificates for the whole shares credited to his or her account under the Plan and a check in the amount equal to the cash and proceeds from the liquidation of the fractional shares allocated to his or her account.

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